Exhibit 99.1

IFF Reports Fourth Quarter & Full Year 2011 Results

Full Year Local Currency Sales Up 4%, Reported Sales Increased 6%

Full Year Adjusted Operating Profit Grew 11%, Reported Operating Profit Up 3%

Full Year Adjusted EPS Increased 11%, Reported EPS Flat

NEW YORK--(BUSINESS WIRE)--February 9, 2012--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the fourth quarter and full year 2011. In the fourth quarter, revenue grew two percent over the prior year period to $644 million. Revenue in local currency also increased two percent as foreign currency had a limited impact on results. Reported diluted earnings per share (EPS) for the quarter were $0.30 compared to $0.68 in the fourth quarter 2010. EPS in the fourth quarter 2011 included an expense of $0.44 per share related to the previously announced patent litigation settlement and restructuring costs, as compared to a $0.01 per share expense related to the European restructuring in the fourth quarter 2010. Excluding these items, adjusted EPS for the fourth quarter increased seven percent to $0.74 from $0.69 in the prior year quarter.

For the full year, the Company reported revenue of $2.8 billion, a six percent increase over the prior year. Excluding the impact of foreign currency, revenue in local currency increased four percent. Reported EPS for the year was $3.26 compared to $3.26 for the full year 2010. EPS in 2011 included an expense of $0.48 per share related to the previously announced patent litigation settlement and restructuring efforts, while 2010 included an expense of $0.11 per share related to the European restructuring. Excluding these items, adjusted EPS for the full year 2011 increased 11 percent to $3.74 from $3.37 in the prior year.

“Our ability to achieve our long-term financial targets for the second consecutive year demonstrates the team’s aptitude for successfully executing our strategy and navigating through a challenging operating environment,” said IFF Chairman and Chief Executive Officer Doug Tough. “At the beginning of 2011, we expressed optimism that IFF would continue to perform well despite ongoing macroeconomic challenges and unprecedented raw material cost increases.”

Mr. Tough added, “Thanks to the focus and dedication of the organization, we delivered progress in several key areas. We continued to leverage our geographic reach to capture the growth potential of the emerging markets, to strengthen our innovation platform to deliver differentiating products, and to maximize our portfolio to improve the underperforming areas of our business. I’m proud of all our employees, each of whom played a role in achieving our results, and I remain confident in our ability to continue to navigate through these uncertain times as we strive to achieve our long-term targets in 2012.”

FOURTH QUARTER 2011

Flavors Business Unit

Local currency sales in the fourth quarter increased eight percent over the prior year period as double-digit growth in the emerging markets continued to drive results. In the developed markets of North America and Western Europe, growth was once again led by health and wellness initiatives. From a category perspective, growth was strongest in Beverage, increasing double-digits, followed by high single-digit growth in Savory, and mid-single-digit growth in Dairy.

Operating profit decreased $25 million year-over-year to $28 million including an expense of $35 million associated with the patent litigation settlement and restructuring costs in the fourth quarter 2011. Excluding these items, operating profit increased 18 percent, or $10 million, to $63 million. Adjusted operating profit margin increased 170 bps versus the prior year period to 19.6 percent as volume growth, pricing actions and cost control more than offset the impact of higher raw material costs.

Fragrances Business Unit

Local currency sales in the fourth quarter declined three percent as growth in the emerging markets was offset by lower sales to the developed markets. In Fine Fragrance & Beauty Care, results were pressured, despite strong performances in Hair Care and Toiletries, as Fine Fragrance volumes declined. Functional Fragrance results were strong as new business wins and price increases drove growth across all categories. Fragrance Ingredients was most challenged, as price increases to reduce the impact of higher raw material costs continued to have an adverse effect on volume.

Operating profit decreased $16 million year-over-year to $29 million, including an $8 million expense associated with restructuring costs in the fourth quarter 2011, as compared to a $1 million expense related to the European restructuring in the prior year period. Excluding these items, adjusted operating profit declined by $9 million as double-digit increases in raw material costs and volume declines more than offset higher prices, the benefits associated with the European restructuring, and cost control. Adjusted operating profit margin fell 230 bps to 11.5 percent versus the year-ago period.

Sales performance by region and product category follows:

		Fourth Quarter 2011 vs. Fourth Quarter 2010
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total
North America	Reported	-4%	3%	-9%	-3%	4%	1%

EAME [1]	Reported	-8%	12%	-30%	-7%	11%	0%
	Local Currency	-8%	12%	-30%	-6%	12%	1%

Latin America	Reported	-11%	14%	-2%	2%	0%	1%
	Local Currency	-10%	14%	-2%	2%	1%	2%

Greater Asia	Reported	3%	-1%	-1%	0%	11%	7%
	Local Currency	3%	-1%	-4%	-1%	10%	6%

Total	Reported	-6%	7%	-17%	-3%	8%	2%
	Local Currency	-6%	7%	-17%	-3%	8%	2%

¹ Europe, Africa and Middle East

Fourth Quarter 2011 Highlights

  Gross profit, as a percentage of sales, was 37.9 percent, compared with 40.1 percent in the prior year period, as higher prices were more than offset by double-digit raw material cost increases.
  Research, selling and administrative (RSA) expenses, as a percentage of sales, increased 230 bps, including an expense of $33 million related to the patent litigation settlement. Excluding this expense, RSA as a percentage of sales, decreased 290 bps to 23.8 percent versus the prior year period, reflecting disciplined cost control including lower incentive compensation.
  Operating profit declined $36 million to $48 million, including an expense of $43 million associated with the patent litigation settlement and restructuring efforts in the fourth quarter 2011, as compared to a $1 million expense related to the European restructuring in the prior year period. Excluding these items, adjusted operating profit grew eight percent, or $7 million, to $91 million as pricing actions, cost discipline and lower incentive compensation offset the impact of higher raw material costs. Adjusted operating profit margin increased 70 bps to 14.1 percent versus 13.4 percent in the year-ago period.
  Interest expense declined $1 million year-over-year reflecting lower levels of outstanding debt.
  The effective tax rate was 39.8 percent as compared to 21.4 percent in the prior year period. The year-over-year change principally reflects the benefit of a higher U.S. Research and Development credit in the prior year period and a low tax benefit related to the patent litigation settlement in the fourth quarter 2011.

FULL YEAR 2011

Flavors Business Unit

Local currency sales for the full year 2011 increased nine percent year-over-year led by double-digit growth in the emerging markets and mid-single-digit growth in the developed markets. Overall performance was once again driven by new business wins and increased volumes with existing customers. In North America, and Europe, Africa and the Middle East (EAME), double-digit increases in both Savory and Beverage were the primary contributors of growth. Results in Greater Asia were strong, led by double-digit growth in Beverage, Confectionery and Dairy. In Latin America, solid growth was achieved as Confectionery and Dairy each grew double digits.

Operating profit increased by $7 million to $249 million, including an expense of $35 million associated with the patent litigation settlement and restructuring costs in the fourth quarter 2011. Excluding these items, adjusted operating profit increased 17 percent, or $42 million, as volume growth, price increases and cost control drove the improvement. As a result, adjusted operating profit margin improved 90 bps to 21.1 percent.

Fragrances Business Unit

Local currency sales for the full year 2011 declined one percent against a record 16 percent increase in the prior year. Fine Fragrance & Beauty Care was challenged by a very strong year-ago comparison of 26 percent, as new business wins and higher prices were more than offset by volume declines. Functional Fragrance results were solid, led by new business across all categories and higher pricing. Fragrance Ingredients results declined year-over-year against an 18 percent year-ago comparison, as volumes were impacted by pricing actions.

Operating profit declined by $20 million to $215 million in 2011 including an expense of $11 million associated with the restructuring costs. Excluding these expenses and $10 million related to the European restructuring in the prior year, adjusted operating profit declined $18 million to $227 million. Adjusted operating profit margin for the full year declined 160 bps to 15.7 percent, as double-digit raw material cost increases and lower sales were not able to be offset by higher prices, the benefits associated with the European restructuring, and lower incentive compensation expense.

Sales performance by region and product category follows:

		Full Year 2011 vs. Full Year 2010
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total
North America	Reported	-3%	3%	-4%	-1%	10%	4%

EAME [1]	Reported	6%	6%	-10%	2%	15%	7%
	Local Currency	1%	2%	-13%	-2%	10%	2%

Latin America	Reported	1%	3%	-8%	1%	5%	2%
	Local Currency	-1%	3%	-9%	0%	4%	1%

Greater Asia	Reported	4%	5%	1%	4%	14%	10%
	Local Currency	2%	4%	-2%	2%	9%	6%

Total	Reported	3%	5%	-6%	1%	12%	6%
	Local Currency	0%	3%	-9%	-1%	9%	4%

¹ Europe, Africa and Middle East

Full Year 2011 Highlights

  Gross profit, as a percentage of sales, was 39.6 percent, compared with 41.7 percent in the prior year as significant raw material increases pressured results. Sales growth, including both volume and pricing, as well as margin improvement initiatives and restructuring benefits, offset the elevated levels of raw material costs in absolute terms as gross profit dollars were up slightly versus year-ago levels.
  Research, Selling and Administrative (RSA) expenses, as a percentage of sales, decreased 170 bps year-over-year including an expense of $33 million related to the patent litigation settlement. Excluding this expense, RSA as a percentage of sales, declined 280 bps to 22.6 percent reflecting disciplined cost control and lower incentive compensation.
  Operating profit increased $11 million to $428 million in 2011 including an expense of $47 million associated with the patent litigation settlement and restructuring costs. Excluding this expense and $10 million related to the European restructuring costs in the prior year, adjusted operating profit grew 11 percent, or $48 million, to $474 million. Adjusted operating profit margin increased 70 bps to 17.0 percent versus 16.3 percent in the prior year as pricing actions and disciplined costs control, including lower incentive compensation, offset the impact of higher raw material costs.
  Interest expense decreased $4 million year-over-year principally due to lower levels of outstanding debt.
  The effective tax rate for the full year 2011 was 28.6 percent compared to 26.7 percent in the prior year principally reflecting lower tax benefits associated with the patent litigation settlement.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,500 employees working in 33 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's fourth quarter and full year 2011 financial results, and first quarter and full year 2012 outlook will be held today, February 9, 2012, at 10:00 a.m. EST. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “may”, “estimate”, “should” and “predict” or similar terms or variations thereof. All information concerning the restructuring initiative, including the expected number of positions that will be eliminated, the restructuring charges that will be recorded, the amount and timing of expected savings, and the impact on the Company’s future business, as well as other statements regarding the Company future revenues, tax rates or benefits, energy costs, interest and other savings, capital expenditures, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward-looking periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

  The ability of the Company to implement the restructuring initiative within the anticipated time frames and the ultimate amount of costs that the Company incurs as a result of such initiative;
  General economic and business conditions in the Company’s markets and demand for the Company’s products, especially given the generally weaker global economic conditions, including economic and recessionary pressures;
  Decline in consumer confidence and spending and changes in consumer preferences;
  Competitive products and pricing pressures;
  Population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions;
  Movements in interest rates;
  Volatility and deterioration of the capital and credit markets, and any adverse impact on our cost of and access to capital and credit;
  Fluctuations in the price, quality and availability of raw materials;
  The Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets;
  The level of success the Company achieves in developing and introducing new products and entering new markets;
  The impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the economic uncertainty in Europe, as well as the recent strengthening of the U.S. dollar against most currencies, notably the Euro versus the U.S. dollar. The market volatility may also have an impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies or the liquidity or cash flows of our customers;
  Uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies;
  The impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations;
  The effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;
  Changes in federal, state, local and foreign tax legislation or the results of tax audits, assessments, or disputes may result in fluctuations in our tax obligations, effective tax rate or results of our operations;
  Any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; and
  Adverse changes due to accounting rules or regulations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this report or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results.

Any public statements or disclosures by IFF following this release that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	2011	2010	% Change	2011	2010	% Change

Net sales	$644,383	$629,870	2	$2,788,018	$2,622,862	6
Cost of goods sold	399,985	377,524	6	1,683,362	1,530,260	10
Gross margin	244,398	252,346	(3)	1,104,656	1,092,602	1
Research and development	52,459	57,083	(8)	219,781	218,772	0
Selling and administrative	134,349	110,905	21	443,974	447,392	(1)
Restructuring and other charges	9,805	891		13,172	10,077
Interest expense	10,670	11,678		44,639	48,709
Other (income) expense, net	(3,415)	1,093		9,544	8,059
Pretax income	40,530	70,696	(43)	373,546	359,593	4
Income taxes	16,136	15,118	7	106,680	96,036	11
Net income	$24,394	$55,578	(56)	$266,866	$263,557	1

Earnings per share - basic	$0.30	$0.69		$3.30	$3.29
Earnings per share - diluted	$0.30	$0.68		$3.26	$3.26

Average shares outstanding
Basic	80,677	79,812		80,456	79,495
Diluted	81,596	80,835		81,467	80,440

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	December 31,	December 31,
	2011	2010
Cash & cash equivalents	$88,279	$131,332
Receivables	472,346	451,804
Inventories	544,439	531,675
Other current assets	212,156	210,384
Total current assets	1,317,220	1,325,195

Property, plant and equipment, net	608,065	538,118
Goodwill and other intangibles, net	708,345	714,416
Other assets	331,951	294,726
Total assets	$2,965,581	$2,872,455

Bank borrowings and overdrafts, and
current portion of long-term debt	$116,688	$133,899
Other current liabilities	447,878	527,052
Total current liabilities	564,566	660,951

Long-term debt	778,248	787,668
Non-current liabilities	515,360	420,681

Shareholders' equity	1,107,407	1,003,155
Total liabilities and shareholders' equity	$2,965,581	$2,872,455

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:

Net income	$266,866	$263,557
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	75,327	79,242
Deferred income taxes	25,357	(13,301)
Gain on disposal of assets	(3,184)	(3,681)
Stock-based compensation	20,547	18,382
Pension settlement/curtailment	3,583	-
Changes in assets and liabilities
Current receivables	(35,697)	(12,143)
Inventories	(25,199)	(86,250)
Accounts payables	12,252	39,973
Other current payables and accrued expenses	(113,566)	76,844
Changes in other assets/liabilities	(37,096)	(47,487)
Net cash provided by operations	189,190	315,136

Cash flows from investing activities:

Additions to property, plant and equipment	(127,457)	(106,301)
Purchase of insurance contracts	(1,936)	(3,858)
Maturity of net investment hedges	(2,475)	1,719
Proceeds from disposal of assets	705	1,657
Net cash used in investing activities	(131,163)	(106,783)

Cash flows from financing activities:
Cash dividends paid to shareholders	(90,250)	(81,181)
Net change in revolving credit facility borrowings and overdrafts	92,662	(103,190)
Repayments of long-term debt	(123,708)	-
Proceeds from issuance of stock under stock plans	14,656	26,224
Excess tax benefits on stock-based payments	5,933	1,403
Net cash used in financing activities	(100,707)	(156,744)
Effect of exchange rates changes on cash and cash equivalents	(373)	(412)
Net change in cash and cash equivalents	(43,053)	51,197
Cash and cash equivalents at beginning of year	131,332	80,135
Cash and cash equivalents at end of period	$88,279	$131,332

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Sales
Flavors	$322,736	$298,242	$1,347,340	$1,203,274
Fragrances	321,647	331,628	1,440,678	1,419,588
Consolidated	644,383	629,870	2,788,018	2,622,862

Operating Profit
Flavors	28,157	53,464	249,276	242,528
Fragrances	29,068	44,889	215,336	234,889
Global Expenses	(9,440)	(14,886)	(36,883)	(61,056)
Consolidated	47,785	83,467	427,729	416,361

Interest Expense	(10,670)	(11,678)	(44,639)	(48,709)
Other income (expense), net	3,415	(1,093)	(9,544)	(8,059)
Income before taxes	$40,530	$70,696	$373,546	$359,593

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Fourth Quarter 2011
	Items Impacting Comparability
	Reported (GAAP)	Patent Litigation Settlement	Strategic Initiative	European Restructuring	Adjusted (Non-GAAP)

Net Sales	$644,383	-	-	-
Cost of goods sold	399,985	-	-	-
Gross Profit	244,398	-	-	-
Research and development	52,459	-	-	-
Selling and administrative	134,349	(33,495)[1]	-	-	100,854
RSA Expense	186,808	(33,495)	-	-	153,313
Restructuring and other charges	9,805	-	(9,781)[2]	(24)[3]	-
Operating Profit	47,785	33,495	9,781	24	91,085
Interest expense	10,670	-	-	-
Other (income) expense, net	(3,415)	-	-	-
Income on taxes before income	40,530	33,495	9,781	24	83,830
Income taxes	16,136	(3,649)	(2,896)	(5)	22,686
Net income	24,394	29,846	6,885	19	61,144

Earnings per share - diluted	$0.30	$0.36	$0.08	$0.00	$0.74

[1] Related to the patent litigation settlement.
[2] Related to category realignment & reduction in workforce - $8M Fragrances, $1.5M Flavors & $0.5M Corporate.
[3] Entirely related to Fragrance European facility rationalization.

	Fourth Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	European Restructuring	Adjusted (Non-GAAP)

Net Sales	$629,870	-
Cost of goods sold	377,524	-
Gross Profit	252,346	-
Research and development	57,083	-
Selling and administrative	110,905	-
RSA Expense	167,988	-
Restructuring and other charges	891	(891)[1]	-
Operating Profit	83,467	891	84,358
Interest expense	11,678	-	-
Other (income) expense, net	1,093	-	-
Income on taxes before income	70,696	891	71,587
Income taxes	15,118	(14)	15,132
Net income	55,578	877	56,455

Earnings per share - diluted	$0.68	$0.01	$0.69

[1] Entirely related to Fragrance European facility rationalization.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Full Year 2011
	Items Impacting Comparability
	Reported (GAAP)	Patent Litigation Settlement	Strategic Initiative	European Restructuring	Adjusted (Non-GAAP)

Net Sales	$2,788,018	-	-	-
Cost of goods sold	1,683,362	-	-	-
Gross Profit	1,104,656	-	-	-
Research and development	219,781	-	-	-
Selling and administrative	443,974	(33,495)[1]	-	-	410,479
RSA Expense	663,755	(33,495)	-	-	630,260
Restructuring and other charges	13,172	-	(9,781)[2]	(3,391)[3]	-
Operating Profit	427,729	33,495	9,781	3,391	474,396
Interest expense	44,639	-	-	-
Other (income) expense, net	9,544	-	-	-
Income on taxes before income	373,546	33,495	9,781	3,391	420,213
Income taxes	106,680	(3,649)	(2,896)	(832)	114,057
Net income	266,866	29,846	6,885	2,559	306,156

Earnings per share - diluted	$3.26[4]	$0.36	$0.08	$0.03	$3.74

[1] Related to the patent litigation settlement.
[2] Related to category realignment & reduction in workforce - $8M Fragrances, $1.5M Flavors & $0.5M Corporate.
[3] Entirely related to Fragrance European facility rationalization.
[4] The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

	Full Year 2010
	Items Impacting Comparability
	Reported (GAAP)	European Restructuring	Adjusted (Non-GAAP)

Net Sales	2,622,862	-
Cost of goods sold	1,530,260	-
Gross Profit	1,092,602	-
Research and development	218,772	-
Selling and administrative	447,392	-
RSA Expense	666,164	-
Restructuring and other charges	10,077	(10,077)[1]	-
Operating Profit	416,361	10,077	426,438
Interest expense	48,709	-	-
Other (income) expense, net	8,059	-	-
Income on taxes before income	359,593	10,077	369,670
Income taxes	96,036	(1,149)	97,185
Net income	263,557	8,928	272,485

Earnings per share - diluted	$3.26	$0.11	$3.37

[1] Entirely related to Fragrance European facility rationalization.

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164